Exhibit 10.3
NORTH AMERICAN COFFEE PARTNERSHIP
DISTRIBUTION AGREEMENT
     AGREEMENT made and entered as of this first day of January, 2002 between the North American Coffee Partnership, a partnership organized under the laws of the State of New York, with its general offices in Purchase, New York (hereinafter called the “Partnership”), and Bottling Group, LLC d/b/a The Pepsi Bottling Group (hereinafter called “Distributor”).
WITNESSETH:
     WHEREAS, the Partnership has entered into a Trademark License Agreement with Starbucks Corporation, a corporation organized under the laws of the State of Washington with general offices in Seattle, Washington (“Starbucks”) pursuant to which the Partnership is authorized to distribute ready-to-drink dairy based coffee beverages and that certain ready-to-drink non-carbonated coffee-free dairy based strawberry blend beverage under the trademark “Starbucks” in the varieties and flavors enumerated in Exhibit A hereto (as may be amended from time to time as provided herein, the “Products”); and
     WHEREAS, Distributor desires to sell and distribute the Products in accordance with the terms and conditions set forth herein; and
     WHEREAS, Partnership desires to appoint Distributor to sell and distribute the Products and to utilize the Trademarks (as defined below) in accordance with the terms and conditions set forth herein.
     NOW, THEREFORE, in consideration of the mutual covenants contained herein, Partnership and Distributor hereby agree as follows:
1.	Definitions. As used herein, the following terms shall have the enumerated meanings; and such meanings shall be equally applicable to both the singular and plural forms of the terms defined.
(a)	“Case” means a raw case of the Product, regardless of the quantity and package size of the Product contained in such case, as determined by Partnership from time to time.

(b)	“Packages” means all packages and/or containers of the Products that the Partnership in its discretion manufactures and/or authorizes third parties to manufacture for distribution during the Term.

(c)	“Proprietary Marks” means the Trademarks and the Trade Dress.

(d)	“Territory” means the geographic area described in the Distributor’s Master Bottling Agreement for the bottling of regular Pepsi-Cola dated March 29, 1999 (“Master Bottling Agreement”), as such territory may be amended or modified from time to time, provided, however, that the Territory shall exclude all retail coffee outlets owned, controlled or managed by Starbucks Corporation or its subsidiaries or affiliates.

(e)	“Trade Dress” means all packaging designs, graphics, layout, coloration, and configurations, and all of the foregoing in relation to each other, used in connection with the Products or developed for use in connection with the Products, either prior to the execution of this Agreement or while this Agreement is in effect.

(f)	“Trademarks” means those trademarks set forth in Exhibit B hereto, as may be amended from time to time.

2.	Authorization. Subject to Partnership’s rights or retained authority as herein described and on the terms and conditions herein contained, Partnership hereby grants to Distributor the exclusive right, for and only in the Territory, to sell and distribute, but not to produce, the Products in the Packages. No right, license or authority is granted herein for Distributor to manufacture or produce the Products anywhere, nor to distribute or sell the Products, directly or indirectly, outside the Territory, nor to sell or distribute the Products to any party for ultimate resale to consumers outside the Territory.

In no way shall the addition of ready- to-drink non-carbonated coffee-free dairy based strawberry blend beverage identified on Exhibit A hereto be misinterpreted so as to include any other coffee-free beverage under the definition of Products, now or in the future, except as may otherwise be provided in a separate amendment to be entered into by the parties.

3.	Term. This Agreement shall commence as of the date set forth above and shall continue until September 6, 2069, unless it is earlier terminated pursuant to the provisions of this Agreement. If the Trademark License Agreement between Starbucks and the Partnership is extended beyond September 6, 2069, and if this Agreement remains in fun force and effect until such date, the term of this Agreement will be automatically extended on the same terms and conditions for a period equal to the extension of the Trademark License Agreement.

This Agreement shall automatically terminate without the necessity of any further action on the part of the Partnership or the Distributor upon termination of the Distributor’s Master Bottling Agreement or upon termination at any time of the Trademark License Agreement between Starbucks and the Partnership. In the event that the Partnership, in its absolute and unqualified discretion, should decide to discontinue the manufacture, sale and distribution of the Products, the Partnership may, upon six (6) months prior written notice to the Distributor, terminate this Agreement, and from and after the termination date as specified in said notice, this Agreement shall be void and of no further force and effect, without any liability by either party to the other arising out of such termination.

4.	Sale and Purchase of Products. Distributor shall purchase all of its requirements for the Products from Partnership or from parties identified in writing by Partnership as Partnership’s authorized sellers of the Products. The Products will be sold by Partnership to Distributor at the prices and in accordance with the terms of shipment determined by Partnership from time to time.

The terms of payment for all sales of the Products to Distributor shall be net thirty (30) days after the date of invoice, provided, however, that payment may be required prior to shipment if Partnership deems itself insecure in respect of Distributor’s ability to pay for the Products ordered. All sums due or payable by Distributor to Partnership shall be paid on or before the due date without any reduction or diminishment on account of claims, set-offs, counterclaims or the like.

Distributor shall pay all fees, excise, use, sales, or other taxes that may be due or imposed upon the sale of the Products by Partnership to Distributor or otherwise in connection with Distributor’s performance of this Agreement.

Partnership will use commercially reasonable efforts to ship all orders placed by the Distributor for the Products on the shipment date(s) requested. If, however, at the time of Partnership’s receipt of Distributor’s order, Partnership is unable to meet the requested shipment date (s) due to a backlog of previously accepted but unfilled or incomplete orders or due to any other circumstance beyond the reasonable control of Partnership, then Partnership may choose not to accept such order for the requested shipment date by so notifying Distributor and providing an alternative shipment date.

5.	Agreement by Distributor.
(a)	Sales. Distributor agrees to push vigorously the sale of the Products throughout the entire Territory. Without in anyway limiting Distributor’s obligation hereunder, Distributor must fully meet and increase the demand for the Products throughout the Territory and secure fun distribution up to the maximum sales potential therein through all distribution channels or outlets available for the Products (including, without limitation, vending machines), using any and all equipment reasonably necessary to secure such distribution. In furtherance of this objective, Distributor shall service all accounts with frequency adequate to keep them at all times fully supplied with the Products and use its own salesmen and trucks (or the salesmen and trucks of independent distributors approved by Distributor and the Partnership) in quantity adequate for all seasons.

(b)	Advertising Cooperation. Distributor agrees to fully cooperate and vigorously promote Partnership’s advertising and sales promotion programs and campaigns in the Territory. In addition, Distributor shall actively advertise in all reasonable media including adequate point-of-purchase advertising, and vigorously engage in sales promotion of the Products throughout the Territory at its own cost and expense. All advertising copy and media shall be subject to Partnership’s approval.

(c)	Competing Products. Distributor agrees not to bottle, distribute or sell, directly or indirectly, any other ready-to-drink coffee containing or coffee flavored beverage or any other ready-to-drink non-carbonated coffee-free dairy based strawberry blend beverage or any other beverage which could be confused with the Products or any beverage whose trade name or trademark or other designation could be confused with any of the Beverage Trademarks, excepting any such other coffee containing, coffee flavored or other beverage the distribution or sale of which is permitted under separate agreement from PepsiCo, Inc. (or an affiliate thereof), the Partnership, or Starbucks (or an affiliate thereof). Membership by Distributor in a production co-operative which bottles or manufactures coffee or coffee flavored or coffee-free dairy based strawberry blend beverages shall not be deemed a violation of the foregoing provision. Distributor shall not bottle or manufacture coffee beverages which are prohibited hereunder in its own facilities without the prior written consent of Partnership.

(d)	Inspection. Distributor shall permit inspection of its operation and methods, as well as equipment and materials used in the advertising, selling or distribution of the Products at its plant, warehouse or other facility by Partnership’s agents or representatives on reasonable notice during normal business hours.

(e)	Records and Reports. Distributor shall maintain complete and accurate records of its performance under this Agreement. Without limiting the foregoing, Distributor shall report sales of the Products to Partnership in accordance with procedures established by the Partnership from time to time.

(f)	Legal Compliance. Distributor shall comply with all local, state and federal laws, ordinances, rules and regulations now in effect or enacted hereafter pertaining to the conduct of its business and the advertisement, sale or distribution of the Products.

(g)	Sales by Distributor. Products shall be sold by Distributor for its own account. Distributor shall have full responsibility for all matters relating to such sales for its own account, including, without limitation, all collection and credit risks. Distributor agrees that in the use, handling, sale and distribution of the Products, the Distributor will follow precisely the instructions of the Partnership given from time to time, and such instructions are hereby made terms and conditions of this Agreement as though fully set forth herein. The Distributor will never distribute or permit the sale of any Products which are in any way below the Partnership’s or Starbucks’ requirements or standards.
6.	Indemnities.
(a)	Product Guaranty. Partnership guarantees that as of the date of shipment, the Products (i) will be merchantable and (ii) will not be adulterated or misbranded within the meaning of the Federal

Food, Drug and Cosmetic Act of June 25, 1938, as amended (the “Act”), the Federal Fair Packaging and Labeling Act, or within the meaning of any state food and drug law, the adulteration and misbranding provisions of which are identical with or substantially the same as those found in the Act, and (iii) will not have been produced or shipped in violation of Section 404 or 301(d) of said Act.

Partnership will accept full responsibility and shall defend, indemnify and hold Distributor harmless from and against any liability, loss, expense (including reasonable attorneys’ fees and disbursements), fine or claim paid or incurred by Distributor involving or arising out of, (i) Partnership’s breach of a covenant, representation, warranty or guaranty contained herein, (ii) any claim by a third party that the Distributor’s due performance of this Agreement infringes trademark andlor trade dress rights; provided that Partnership’s obligation shall in no way require defense or indemnification regarding any liability, loss, expense or claim to the proportional extent that the same arises proximately from any act or omission by Distributor with respect to any of the Products or its use of the Proprietary Marks in violation of the terms hereof; and (iii) any claim by any third party that the Partnership’s grant of distribution rights to Distributor as set forth herein, or the exercise of those rights by Distributor, violates the rights of such third party; provided, however, that that Partnership shall not be liable for the acts or omissions of Distributor, its agents or employees unless such acts were expressly directed by the Partnership. Distributor reserves the right to participate by counsel of its own choosing in any defense which is being provided to Distributor under the terms of this Paragraph.

(b)	Distributor Indemnity. Distributor hereby assumes full responsibility for and shall defend, indemnify and hold Partnership harmless :from any liability, loss, expense (including reasonable attorneys’ fees and disbursements), fine or claim paid, or incurred by Partnership involving or arising out of: (i) Distributor’s breach of a covenant, representation, warranty or guaranty contained herein; (ii) any injury or death to any persons or injury or damage to any property or business resulting from or in connection with the storage, handling, distribution, sale, or transportation of the Products; or (iii) any claim that Distributor misrepresented or exceeded its authority or made any contractual commitment not expressly authorized by this Agreement; provided, however, that Distributor’s obligation hereunder shall in no way require defense or indemnification regarding any liability, loss, expense or claim to the proportional extent that the same is covered in Section 6(a). Partnership reserves the right to participate by counsel of its own choosing in any defense which is being provided to Partnership under the terms of this Paragraph.
7.	Intangible Property.
(a)	Ownership. The Partnership represents and warrants and Distributor acknowledges Starbuck’s and/or Partnership’s exclusive right and to use the Proprietary Marks, the validity of all registrations thereof, that Starbucks and/or the Partnership and/or their subsidiaries and affiliates are the sole owner or licensee of the same and all goodwill relating thereto and that Distributor shall not, by reason of this Agreement or otherwise, acquire any right, title or other ownership interest therein other than the limited privilege of use contemplated by this Agreement. The use by Distributor of any of the Proprietary Marks and all goodwill arising therefrom shall inure solely to the benefit of Starbucks and/or the Partnership. Distributor agrees and undertakes not to contest, challenge or infringe the Proprietary Marks either during or after the termination of this Agreement.

Distributor shall not do or permit to be done any act calculated to prejudice, affect, impair, or destroy Partnership’s interest in the Proprietary Marks. Distributor shall notify Partnership of any infringement of the Proprietary Marks by any person, firm or corporation and shall cooperate fully with Partnership in the defense and protection of the Proprietary Marks. Distributor agrees to cooperate fully with Starbucks and/or the Partnership in the defense and protection of the

Proprietary Marks.

(b)	Use by Distributor. Subject to the terms and conditions of this Agreement, Partnership hereby grants to Distributor the right and privilege to use the Proprietary Marks in connection with the sale and distribution of the Products in the Territory. Distributor shall comply with requirements issued from time to time, by Partnership with respect to the use of the Proprietary Marks and shall only release or permit the release of advertising, promotional or other material using the Proprietary Marks which (i) have been developed by Partnership, or (ii) present the Proprietary Marks in a manner which is consistent with Partnership’s then current requirements for use of the Proprietary Marks. Distributor shall not at any time either during or after the termination of this Agreement use, or authorize others to use, any other mark or name in conjunction with the marks or any other trademark, service mark or trade name confusingly similar to the Proprietary Marks. The rights granted in this Paragraph 7(b) may not be sublicensed or otherwise delegated in any way by Distributor to any other party without the express written consent of the Partnership, which consent may be withheld at the Partnership’s discretion.
8.	Termination.
(a)	By Distributor. Without waiving any right or remedy Distributor may otherwise have, Distributor may terminate this Agreement if the Partnership commits a material breach of any obligation imposed upon it by this Agreement and does not cure such breach to the satisfaction of Distributor within thirty (30) days after receiving written notice thereof

(b)	By Partnership. Without waiving any right or remedy Partnership may otherwise have, in addition to the termination rights set forth in Section 3 hereof, Partnership may terminate this Agreement upon the happening of anyone or more of the following events:
(i)	Distributor commits a material breach of any obligation imposed upon it by this Agreement and does not cure such breach to the satisfaction of Partnership within thirty (30) days after receiving written notice thereof;

(ii)	Any sale, transfer or other disposition, without the prior written consent of Partnership, including any transfer by operation of law:
(A)	of all or part of Distributor’s business; or

(B)	of more than 10% of the stock of Distributor if Distributor is a corporation; or any of its stock, if sold in a public offering; or

(C)	of any interest in the partnership or the withdrawal of a partner if Distributor is a partnership; or

(D)	of any interest in the limited liability corporation or the withdrawal of a member in such limited liability company if Distributor is a limited liability company; or

(E)	the merger or consolidation of Distributor with any other company; or the dissolution of Distributor;
(iii)	The discontinuance by Distributor for any reason of the distribution of the Products for a period of thirty (30) days, except to the extent that Partnership has discontinued the supply of Products to Distributor as provided in Section 9 (c) or otherwise herein;

(iv)	The insolvency of Distributor as that term is defined in either the bankruptcy or equity sense; or an assignment by Distributor for the benefit of creditors; or the filing of a voluntary petition under any Chapter of the Bankruptcy Act, as now enacted or as may hereafter be amended; or the failure of Distributor to vacate an involuntary bankruptcy or reorganization petition filed against him, within sixty (60) days from the date of such filing; or the failure of Distributor to vacate the appointment of a receiver or a trustee for

Distributor, or any part or interest of his business, within sixty (60) days from the date of such appointment; or

(v)	The termination of Partnership’s right to use the Trademarks for any reason.
Upon the happening of anyone or more of the foregoing events, Partnership shall also have the right to discontinue supplying Distributor with Products for such length of time as Partnership may in its sole judgment deem necessary, without thereby canceling or terminating this Agreement and without thereby prejudicing Partnership’s other rights and remedies including the right to terminate this Agreement for the same cause or anyone or more other causes.
(c)	Obligations on Termination. On termination of this Agreement for any reason:
(i)	any indebtedness which may then be owing or which is to become due and owing by Distributor to Partnership shall become due and payable immediately;

(ii)	Distributor shall immediately eliminate all of the Trademarks from its company or firm name, if it is there, and will cease using in any manner whatsoever, the Proprietary Marks; and

(iii)	If Partnership terminates this Agreement pursuant to Section 8 (b)(v) hereof, Partnership shall purchase any or all Products and other articles bearing the Trademarks in Distributor’s possession at the Distributor’s invoiced prices therefor, less a reasonable allowance for depreciation, if appropriate; provided, however, that Partnership shall not be obligated to purchase any Products for which the “use by” codes have expired.
9.	Miscellaneous Provisions.
(a)	Assignment. Since this Agreement requires the performance of personal services by Distributor, this Agreement shall not be transferred, assigned, pledged, mortgaged or otherwise disposed of by Distributor, in whole or in part.

(b)	Remedies Cumulative. The failure by Partnership to enforce at any time or for any period of time anyone or more of the terms or conditions of this Agreement, shall not be a waiver of such terms or conditions or of Partnership’s right thereafter to enforce each and every term and condition of this Agreement.

(c)	Force Maieure. Neither party shall be held liable for failure to comply with any of the terms of this Agreement when such failure has been caused solely by fire, labor dispute, strike, war, insurrection, government restrictions, force majeure or act of God beyond the control and without fault on the part of the party involved, provided such party uses due diligence to remedy such default.

(d)	Entire Agreement. This Agreement expresses the full understanding of the parties, and all prior agreements or understandings with respect to the subject matter contained herein are hereby cancelled and superceded in their entirety, and no future changes in the terms of this Agreement shall be valid, except when and if reduced to writing and signed by both Distributor and Partnership, by legally authorized officers.

(e)	New York Law. The validity, construction and effect of this Agreement and any other agreement or contract between the parties with respect to the subject matter hereof (and all performance related thereto) shall be governed, enforced and interpreted under the laws of the State of New York.

     If you agree with the terms and conditions set forth above, please indicate your acceptance by signing both originals of the Agreement and return one original to my attention.

Very truly yours,

NORTH AMERICAN COFFEE PARTNERSHIP

By:	/s/ Tracey Doucette
Title: VP/GM North American Coffee Partnership

Agreed to and Accepted: BOTTLING GROUP, LLC d/b/a THE PEPSI BOTTLING GROUP
By:	/s/ Steven M. Rapp
Title: Managing Director Date: June 6, 2007

Exhibit A
List of Products
1. Starbucks Frappuccino Coffee Drink
     Flavors:
     Mocha
     Mocha Lite
     Coffee
     Vanilla
     Strawberries and Cream (issued September 1, 2006)
2. Starbucks Doubleshot
3. Starbucks DoubleShot Light (issued September 1, 2006)
4. Starbucks Iced Coffee (issued September 1, 2006)